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                                                                     EXHIBIT 3.1
                   CERTIFICATE OF INCORPORATION OF THE COMPANY



















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                                GEOGRAPHICS, INC.

                          CERTIFICATE OF INCORPORATION


                                    ARTICLE I

         The name of the corporation is Geographics, Inc. (the "Corporation").

                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, $.001 par value per share, amounting in aggregate to $100,000 ("Common Stock").

         4.2 Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall be entitled to one vote for each share held by such holder of record.

         4.3 Subject to all of the rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

                                    ARTICLE V

         The name of the incorporator is Porter J. Martin, Michael Best and Friedrich LLP, One South Pinckney Street, Madison, Wisconsin 53701.

                                   ARTICLE VI

         The Corporation shall have perpetual existence.


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                                   ARTICLE VII

         In furtherance and not in limitation of the power conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the bylaws of the Corporation.

                                  ARTICLE VIII

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by written ballot unless the bylaws of the Corporation so provide.

                                   ARTICLE IX

         9.1. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

         9.2 To the extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or otherwise) with respect to actions for breach of a duty to the Corporation, its stockholders and others.

         9.3 No amendment to or repeal of Article IX of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article IX for or without respect to acts or omissions of such individual occurring prior to such amendment or repeal.

                                    ARTICLE X

         The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter provided by the laws of the State of Delaware and all rights conferred upon stockholders herein are granted subject to this reservation.


                            [Signature Page Follows]

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                  IN WITNESS WHEREOF, the undersigned has executed this
Certificate as of the 28th day of September, 2000.

                                                SOLE INCORPORATOR:


                                                /s/ Porter J. Martin
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                                                Porter J. Martin











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